EXHIBIT 10.73

Portions of this exhibit marked [*] are requested to be treated confidentially.

EXECUTION VERSION

SUPPLY AGREEMENT

between

SALIX PHARMACEUTICALS, INC.

and

ACTAVIS INC.

and

NOVEL LABORATORIES, INC.

Dated as of August 27, 2010

(Moviprep®)

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1

ARTICLE II. MANUFACTURING AND SUPPLY		8
2.1	Qualification	8
2.2	Purchase and Supply Obligations	9
2.3	Forecasting, Order and Delivery of Product	10
2.4	Materials	12
2.5	Invoice and Payment	12
2.6	Price	13
2.7	Warranty	13
2.8	Failure or Inability to Supply Product	14
2.9	Additional Payments	16
2.10	Current Capacity and Scale-Up Plans	16
2.11	Costs and Expenses	18
2.12	Amendment of Specifications	18
2.13	Quality Agreement	19
2.14	Quality Control Analyses and Release	19
2.15	Maintenance of Facility	19
2.16	Regulatory Cooperation of Actavis and Novel	20
2.17	Inspection by Salix	20
2.18	Notification of Regulatory Inspections; Communications	21
2.19	Recalls and Withdrawals	21
2.20	Compliance with Applicable Laws	22
2.21	Retention of Manufacturing Records and Samples	22
2.22	Exclusive Supply Arrangement	23
2.23	Second Source	24

ARTICLE III. INTELLECTUAL PROPERTY		24
3.1	Ownership of Inventions	24
3.2	Prosecution of Invention Patents	25
3.3	United States Law	25
3.4	Corporate Names	25

ARTICLE IV. REPRESENTATIONS AND WARRANTIES; COVENANTS		26
4.1	Representations and Warranties of Each Party	26
4.2	Additional Warranties and Covenants of Actavis and Novel	26
4.3	Disclaimer of Other Warranties	27

ARTICLE V. CONFIDENTIALITY		27
5.1	Confidential Information	27
5.2	Exceptions to Confidentiality	27

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5.3	Disclosure	28
5.4	Notification	29
5.5	Remedies	29
5.6	Use of Names	29
5.7	Press Releases	29

ARTICLE VI. TERM AND TERMINATION		30
6.1	Term	30
6.2	Termination	30
6.3	Effect of Expiration or Termination	32
6.4	Bankruptcy of Actavis or Novel	33

ARTICLE VII. INDEMNIFICATION		36
7.1	Novel Indemnification	36
7.2	Salix Indemnification	36
7.3	Actavis Indemnification	37
7.4	Indemnification Procedure	37
7.5	Insurance	39
7.6	Limitation on Damages	40

ARTICLE VIII. MISCELLANEOUS		40
8.1	Notices	40
8.2	Force Majeure	41
8.3	Entire Agreement; Amendment	42
8.4	Further Assurances	43
8.5	Successors and Assigns	43
8.6	Dispute Resolution	43
8.7	Governing Law; Jurisdiction; Venue; Service	43
8.8	Audit; Late Payments	44
8.9	Third Party Beneficiaries	45
8.10	Export Control	45
8.11	Assignment	45
8.12	Waiver	46
8.13	Severability	46
8.14	Independent Contractors	47
8.15	Construction	47
8.16	Remedies	47
8.17	Counterparts; Facsimile Execution	47
8.18	English Language	47
8.19	Other Agreements	48

Schedules and Exhibits

Schedule 1.52	Product Active Ingredients

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Schedule 1.54	Product Patents
Schedule 1.68	Specifications
Schedule 2.3(a)	Non-Binding Estimate of Requirements for Calendar Year 2011
Schedule 2.3(c)	Full Production Lot Sizes
Schedule 2.10(a)	Current Capacity
Schedule 2.10(e)	Anticipated Equipment Needs

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This SUPPLY AGREEMENT (this “Agreement”), dated as of August 27, 2010 (the “Effective Date”), is made by and between Salix Pharmaceuticals, Inc., a California corporation (“Salix”), Actavis Inc., a Delaware corporation (“Actavis”), and Novel Laboratories, Inc., a Delaware corporation (“Novel”). Salix, Actavis and Novel are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, Salix wishes to have Actavis supply Product (as defined below) manufactured by Novel, Actavis’s contract manufacturer, Novel wishes to manufacture Product for Actavis, and Actavis wishes to supply Product to Salix; and

WHEREAS, the Parties, Norgine B.V. and Norgine Europe B.V. (collectively, “Norgine”) are entering into a Settlement Agreement, of even date herewith (the “Settlement Agreement”); and

WHEREAS, the Parties are entering into a Sublicense Agreement, of even date herewith (the “Sublicense Agreement”);

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE I. DEFINITIONS

As used herein, the following terms shall have the following meanings:

1.1 “Acknowledgement” has the meaning set forth in Section 2.3.

1.2 “Actavis” has the meaning set forth in the preamble hereto.

1.3 “Actavis and Novel Indemnified Parties” has the meaning set forth in Section 7.2.

1.4 “Affiliate” of a Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such first Person. “Control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means to possess the power to direct the management or policies of a Person, whether through ownership of voting securities or by contract or otherwise.

1.5 “Agreement” has the meaning set forth in the preamble hereto.

1.6 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of the Regulatory Authorities, that may be in effect from time to time.

1.7 “Business Day” means a day other than a Saturday or a Sunday on which banks in general in New York, New York are open for the conduct of normal commercial banking business at their counters.

1.8 “Calendar Year” means each successive period of twelve (12) consecutive calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31, 2010, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.9 “Capacity” means the capacity of Novel’s plant, equipment and process to conduct the Manufacturing process and to supply Product to Actavis for supply to Salix in accordance with the terms hereof.

1.10 “Certificate of Analysis” has the meaning set forth in the Quality Agreement.

1.11 “Certificate of Compliance” has the meaning set forth in the Quality Agreement.

1.12 “CMC Data” means the chemistry, manufacturing and controls data required by Applicable Law to be included in a New Drug Application (as defined in the FFDCA and the regulations promulgated thereunder) for Product in the Territory.

1.13 “Confidential Information” means any and all information or material that, at any time before or after the Effective Date, has been or is provided or communicated to the Receiving Party by or on behalf of the Disclosing Party (including by a third party) pursuant to this Agreement or in connection with the transactions contemplated hereby or any discussions or negotiations with respect thereto; any data, ideas, concepts or techniques contained therein; and any modifications thereof or derivations therefrom. Confidential Information may be disclosed either orally, visually, electronically, in writing, by delivery of materials containing Confidential Information or in any other form now known or hereafter invented.

1.14 “Consent Judgment Entry Date” has the meaning set forth in the Settlement Agreement.

1.15 “Corporate Names” means such Trademarks and corporate names and logos owned or controlled by Actavis or Novel or their Affiliates as Actavis or Novel, respectively, may designate in writing from time to time, together with any variations and derivatives thereof.

1.16 “Courts” has the meaning set forth in Section 8.7(b).

1.17 “Covered Product” means the Product and any other pharmaceutical product Covered by United States patent no. 7,169,381. For purposes of this definition, “Covered” in respect of a product means where a claim in a specified patent would be infringed by the making, having made, offering for sale, selling or importation of the product in the United States in the absence of a valid license or other authorization.

1.18 “Current Capacity” has the meaning set forth in Section 2.10(a).

1.19 “Data Exclusivity” has the meaning set forth in Section 1.47.

1.20 “Disclosing Party” means the Party disclosing Confidential Information.

1.21 “Dispute” has the meaning set forth in Section 8.6.

1.22 “Effective Date” has the meaning set forth in the preamble hereto.

1.23 “Excluded Lists” means the Department of Health and Human Service’s List of Excluded Individuals/Entities and the General Services Administration‘s Lists of Parties Excluded from Federal Procurement and Non-Procurement Programs.

1.24 “Exploit” means to make, have made, import, use, sell, offer for sale or otherwise dispose of a compound, product or process, including all discovery, research, development, commercialization, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, exportation, transportation, distribution, promotion and marketing of such compound, product or process.

1.25 “Facility” means the Manufacturing facility of Novel located at 400 Campus Drive, Somerset, New Jersey 08873.

1.26 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.27 “FFDCA” has the meaning set forth in Section 2.7.

1.28 “Firm Forecast” has the meaning set forth in Section 2.3(b).

1.29 “Forecast” has the meaning set forth in Section 2.3(b).

1.30 “GMP” means the current good manufacturing practices applicable from time to time to the Manufacturing of Product pursuant to Applicable Law.

1.31 “Head License” means the License and Supply Agreement, dated December 7, 2005, as amended, between Norgine and Salix.

1.32 “Indemnification Claim Notice” has the meaning set forth in Section 7.4(a).

1.33 “Indemnified Party” has the meaning set forth in Section 7.4(a).

1.34 “Indemnifying Party” has the meaning set forth in Section 7.4(a).

1.35 “Informational Forecast” has the meaning set forth in Section 2.3(a).

1.36 “Invention” means any discovery, improvement, process, formula, data, invention, know-how, trade secret, procedure, device, or other intellectual property, whether or not patentable, including any enhancement in the manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of a compound or product or any discovery or development of a new indication for a compound or product.

1.37 “Invention Patent” has the meaning set forth in Section 3.2.

1.38 “Joint Invention” means any Invention that is conceived, discovered, developed or otherwise made jointly by or on behalf of Salix, on the one hand, or on behalf of Actavis or Novel or both of them, on the other hand, as a result of or in connection with this Agreement.

1.39 “Losses” has the meaning set forth in Section 7.1.

1.40 “Majority-Controlled Affiliate” (a) means, with respect to a Person, any Person that owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; any Person of which the first Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; or any Person of which a Person owning, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of the first Person owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities, or other voting ownership interest, of such Person; and, (b) with respect to Novel, includes GAVIS Pharmaceuticals, LLC.

1.41 “Manufacture” and “Manufacturing” means the manufacturing, processing, formulating, packaging, labeling, holding and quality control testing of Product pursuant to Salix’s Marketing Authorization for the Product.

1.42 “Marketing Authorization” means an approved New Drug Application as defined in the FFDCA and the regulations promulgated thereunder, or any corresponding foreign application, registration or certification, necessary or reasonably useful to market Product in a country or regulatory jurisdiction in the Territory other than the United States, including applicable pricing and reimbursement approvals.

1.43 “Material(s)” means all ingredients, raw materials, packaging and labeling components, and all other supplies of any kind, required or used in connection with the Manufacturing of Product or any component or intermediate thereof.

1.44 “Norgine” has the meaning set forth in the recitals hereto.

1.45 “Novel” has the meaning set forth in the preamble hereto.

1.46 “Party” and “Parties” has the meaning set forth in the preamble hereto.

1.47 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part (other than with respect to new subject matter that would not otherwise be covered in this Agreement), provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents ((a), (b), (c) and (d)), and (f) any data or market exclusion periods, including any such periods listed in the FDA’s Orange Book and all international equivalents (“Data Exclusivity”).

1.48 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.49 “Per-Unit Supply Price” means the price paid by Salix to Actavis in respect of a particular Unit of Product pursuant to the provisions of Section 2.6.

1.50 “Policies” has the meaning set forth in Section 7.5(a).

1.51 “PPI” means the United States Producer Price Index for pharmaceutical preparations, as compiled and published by the Bureau of Labor Statistics of the United States Department of Labor and using the latest version of data published as of the date of adjustment.

1.52 “Product” means the pharmaceutical product described in New Drug Application No. 21-881 as filed with the FDA by Norgine but now owned by Salix, the active ingredients in which pharmaceutical product are set out in Schedule 1.52.

1.53 “Product Inventions” has the meaning set forth in Section 3.1.

1.54 “Product Patents” means the Patents set forth on Schedule 1.54.

1.55 “Purchase Order” means a written purchase order that sets forth, with respect to the period covered thereby, (a) the quantities of Product to be delivered by Novel, on behalf of Actavis, to Salix and (b) the required delivery dates therefor.

1.56 “Qualification” means all activities required or associated with obtaining Regulatory Approval for Novel to Manufacture Product in accordance with Applicable Law and Salix’s Marketing Authorization for the Product.

1.57 “Qualification Date” has the meaning set forth in Section 2.1.

1.58 “Quality Agreement” means the quality assurance agreement to be agreed between the Parties relating to the Manufacture of Product in accordance with Section 2.13, as such agreement shall be amended from time to time.

1.59 “Receiving Party” means the Party receiving Confidential Information.

1.60 “Recipients” has the meaning set forth in Section 5.1.

1.61 “Regulatory Approval” means, with respect to any particular country or other jurisdiction, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary for the Exploitation of Product in such country or jurisdiction, including, where applicable, (a) approval of Product in such country or jurisdiction, including any Marketing Authorization and supplements and amendments thereto; (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

1.62 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of Product in any country or other jurisdiction.

1.63 “Salix” has the meaning set forth in the preamble hereto.

1.64 “Salix and Actavis Indemnified Parties” has the meaning set forth in Section 7.1.

1.65 “Salix and Novel Indemnified Parties” has the meaning set forth in Section 7.3.

1.66 “Scale-Up Plans” has the meaning set forth in Section 2.10(c).

1.67 “Settlement Agreement” has the meaning set forth in the preamble.

1.68 “Specifications” means the specifications for Product and Materials set forth on Schedule 1.68, as the same may be amended from time to time in accordance with the terms hereof.

1.69 “Start Date” has the meaning set forth in the Sublicense Agreement.

1.70 “Sublicense Agreement” has the meaning set forth in the preamble.

1.71 “Supply Term Commencement Date” means [*] 2011.

1.72 “Term” has the meaning set forth in Section 6.1.

1.73 “Territory” means the United States.

1.74 “Testing Laboratory” has the meaning set forth in Section 2.8(d).

1.75 “Third Party Claim” has the meaning set forth in Section 7.4(b).

1.76 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.77 “Unit” means a single kit containing a one (1) liter Moviprep container, two (2) Pouch A’s, and two Pouch B’s, each such kit constituting a complete single adult purgative preparation.

1.78 “United States” means the United States of America, its territories and possessions (including Puerto Rico).

1.79 “Valid Claim” means (a) any claim of an issued and unexpired Patent in the Territory that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending Patent application in the Territory that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such prosecution has not been ongoing for more than six (6) years.

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE II. MANUFACTURING AND SUPPLY

2.1 Qualification.

(a) Actavis, Novel and Salix agree to use their commercially reasonable efforts to effect the qualification of Novel to Manufacture Product, and of Actavis to supply Product Manufactured by Novel, by [*], including by (i) undertaking such quality and manufacturing systems reviews and audits of the Facility and Novel’s other operations as are necessary or advisable in order to prepare for Novel’s qualification, (ii) making all such filings and taking all such other actions as are necessary or advisable to the obtaining of all Regulatory Approvals necessary for Novel to Manufacture Product, and for Actavis to supply Product Manufactured by Novel, hereunder, and (iii) causing Norgine to timely assist in this respect by providing Novel the necessary technology transfer, data, information and other technical assistance reasonably required by Novel to become qualified to Manufacture Product to be supplied hereunder. In any event, and without limitation of the terms of the preceding sentence, Salix, Actavis and Novel shall at all times following the Effective Date cooperate and act in good faith to effect the qualification of Novel to Manufacture Product, and Actavis to supply Product Manufactured by Novel, as soon as is practicable after the Effective Date, including through an initial regulatory submission with appropriate stability data as determined by Salix. The date upon which Novel's qualification to Manufacture Product, and Actavis's qualification to supply Product Manufactured by Novel, is effected as contemplated by this Section 2.1(a) shall be referenced herein as the “Qualification Date”. Prior to submission to FDA, Actavis and Novel shall have the right to review and comment upon Salix's proposed regulatory submission to FDA to obtain the Regulatory Approvals necessary to effect the qualification of Novel as a supplier of Product, and Salix shall appropriately consider Actavis's and Novel’s comments when finalizing its regulatory submission. For clarity, Salix shall have final authority to determine the contents of any and all such regulatory submissions.

(b)In the event that the Supply Term Commencement Date precedes the Qualification Date, then during the period between the Supply Term Commencement Date and the Qualification Date, Salix shall on a monthly basis pay to Actavis [*]. Such payments shall be made on or before the last day of each month during the period between the Supply Term Commencement Date and the Qualification Date. For the avoidance of ambiguity, the Parties acknowledge and agree that no minimum purchase and supply obligation applies to Calendar Years subsequent to Calendar Year 2012 and that, accordingly, the obligations set forth in the preceding sentence shall apply only in respect of periods through the end of Calendar Year 2012. The number of Units required to be purchased by Salix and supplied by Actavis for purposes of this Section 2.1(b) in any given month shall be determined by taking the [*] of Units required to be purchased by Salix and supplied by Actavis pursuant to Section 2.2(b) (without reduction pursuant to Section 2.1(c)) during the Calendar Year in which such month falls and dividing such

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

number by twelve (12). In the event that Salix should make payment for Units pursuant to this Section 2.1(b), then Salix shall be entitled following the Qualification Date to obtain, after it has purchased from Actavis, or made payment to Actavis pursuant to this Section 2.1(b) for, the [*] of Units required to be purchased by Salix and supplied by Actavis in respect of the current Calendar Year (the [*] required purchases in respect of a partial Calendar Year to be determined in the manner set out in the preceding sentence) pursuant to Section 2.2(b), up to that number of Units for which it has made payment under this Section 2.1(b) without further payment to Actavis therefor. Any Units to be obtained by Salix pursuant to the preceding sentence shall be subject to the ordering and forecasting requirements otherwise applicable under this Article II.

(c) Notwithstanding anything to the contrary herein, in the event that the Supply Term Commencement Date precedes the Qualification Date, then, subject only to the provisions of Section 2.1(b), the purchase and supply obligations set out in Section 2.2 and the forecasting and ordering requirements set out in Section 2.3 shall be suspended until the Qualification Date and reduced pro rata as appropriate in order to take account of any partial Calendar Years comprising the period of time between the Supply Term Commencement Date and the Qualification Date.

2.2 Purchase and Supply Obligations.

(a) Any purchase of Product by Salix from Actavis, and supply of Product by Actavis to Salix, during Calendar Year 2010 shall be made only pursuant to mutual agreement of Salix, Actavis and Novel as to quantities of Product to be so purchased and supplied.

(b) Subject to Sections 2.2(c) and 2.8, Salix shall order from Actavis Product in accordance with the following:

(i) [*] of Salix’s requirements of the Product in excess of [*] Units ordered for delivery during the 2011 Calendar Year, and in any event not less than [*] Units ordered for delivery during the 2011 Calendar Year;

(ii) [*] of Salix’s requirements of the Product ordered for delivery during the 2012 Calendar Year, and in any event not less than [*] Units ordered for delivery during the 2012 Calendar Year; and

(iii) [*] of Salix’s requirements of the Product ordered for delivery during the 2013 Calendar Year and in each Calendar Year thereafter.

(c) In the event Salix should purchase any Product from Actavis ordered for delivery during Calendar Year 2010, then Salix shall be entitled to credit the number of Units so purchased by it against its minimum purchase obligations set forth in 2.2(b) for Calendar Year 2011 and subsequent Calendar Years until exhausted. For the

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

avoidance of doubt, Salix purchases ordered for delivery in excess of the minimum for the 2011 Calendar Year shall not be creditable against the minimum purchase obligation for the 2012 Calendar Year.

(d) For each Calendar Year in which Salix is required pursuant to Section 2.2(b) to order all or a specific portion of its requirements of Product from Actavis, Salix shall provide, within thirty (30) days after the end of that Calendar Year, a certification that it has ordered all or such specific portion, as the case may be, of its requirements of Product for that Calendar Year from Actavis. Actavis shall have the right to audit Salix's financial records, pursuant to and in accordance with Section 8.8, to confirm that Salix has, from time to time, ordered such requirements pursuant to Section 2.2(b).

(e) The Parties acknowledge and agree that the provisions of this Agreement relating to manufacturing and supply of Product are not intended to apply in respect of any rights to Exploit Product outside of the Territory and that manufacturing and supply arrangements that may apply to any such rights that may be granted to or acquired by Salix will be governed by a separate supply agreement, any such separate supply agreement to be entirely at the discretion of Novel and Salix, provided such agreement does not adversely affect Novel’s ability to supply Product for the Territory, and orders for Product in the Territory are given priority over any such other orders.

(f) In the event that Salix desires to obtain supply of any pharmaceutical product (other than the Product) that constitutes a Covered Product in respect of rights to Exploit Product in the Territory, Actavis and Novel, acting together, shall have the option to act as Salix's sole supplier for such product on terms substantially the same as those set forth in this Agreement. Actavis and Novel shall exercise such option by notice to Salix given within thirty (30) days following notice given by Salix to Actavis and Novel of its desire to obtain supply of a pharmaceutical product (other than the Product) that constitutes a Covered Product and providing information in reasonable detail regarding the nature of the contemplated Covered Product, anticipated quantities, timing considerations and other such matters as are reasonably necessary in order to permit Actavis and Novel to make an informed evaluation of the opportunity. In the event that Actavis and Novel should fail to exercise their option in a timely manner and otherwise as contemplated by the preceding sentence, the option shall terminate and be of no further force and effect in respect of the Covered Product described by Salix in its notice to Actavis and Novel.

2.3 Forecasting, Order and Delivery of Product.

(a) Schedule 2.3(a) sets forth Salix’s good faith estimate of its Product purchase requirements for Calendar Year 2011. The Parties agree and acknowledge that such estimate shall be non-binding and shall be used by Actavis and Novel for planning purposes only. Within ten (10) days following the Consent Judgment Entry Date, the

Parties shall meet and discuss the quantities of Product that Salix expects to purchase from Actavis during Calendar Year 2011. At least [*] ([*]) days prior to the first day of each subsequent Calendar Year during the Term, Salix shall deliver to Actavis and Novel a written good faith forecast estimating, on a quarterly basis, the quantities of Product that Salix expects to purchase from Actavis during such Calendar Year (each, an “Informational Forecast”). Each Informational Forecast shall be non-binding and shall be used for planning purposes only.

(b) Commencing with a month that is at least [*] ([*]) month prior to the Supply Term Commencement Date, on the fifteenth (15th) day of each month (or, at Salix's discretion, at any time from the eighth (8th) day of such month up to and including the twenty-second (22nd) day of such month), Salix shall deliver to Actavis and Novel a written good faith forecast estimating the quantities of Product that Salix expects to purchase from Actavis for each month during the following twelve (12) months (each, a “Forecast”). The first [*] ([*]) months of each Forecast shall be a “Firm Forecast”. Except as provided in clause (c) below, each Forecast shall be non-binding and shall be used for planning purposes only.

(c) Without duplication of any previously delivered Purchase Order, each Firm Forecast shall be accompanied by a Purchase Order for Product to be delivered to Salix during each of the first [*] ([*]) months, respectively, set forth in such Firm Forecast. The quantity of Product specified in any Purchase Order for delivery in any month (i) shall be in multiples of the full production lots of Product set forth on Schedule 2.3(c), (ii) shall not be more than [*] percent ([*]%) of the quantities specified in the most recent Firm Forecast applicable to such month, without Novel's consent, and (iii) shall, unless otherwise agreed by Novel in writing, be consistent with Novel’s Current Capacity (or any increased capacity available to Novel as of the Supply Term Commencement Date (or, if later, the Qualification Date) or as subsequently agreed pursuant to a Scale-Up Plan).

(d)With respect to each Purchase Order, Salix shall be obligated to purchase, and Actavis and Novel shall be obligated to deliver, by the required delivery date and in the form set forth therein such quantities of Product as are set forth therein. The requested delivery date for Product shall not be less than [*] ([*]) days after the Purchase Order is placed. Within [*] ([*]) Business Days following receipt of a Purchase Order, Actavis shall send a written acknowledgment (“Acknowledgment”) of its acceptance or rejection of such Purchase Order, in whole or in part; provided, however, that, if no Acknowledgment is sent by Actavis within [*] ([*]) Business Days following receipt of a Purchase Order, the Purchase Order shall be deemed to be accepted. The Acknowledgement shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date, which shall not, without Salix’s prior written consent, be later than [*] ([*]) Business Days following the delivery date set forth in the Purchase Order. In the event that the terms of any Purchase Order are not consistent with or are in addition to the terms of this Agreement, the terms of this

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

Agreement shall prevail. Notwithstanding anything in this Section 2.3(d), Actavis and Novel shall use commercially reasonable efforts to commit to delivery on the delivery date set forth in each Purchase Order.

(e) Actavis and Novel shall deliver the quantities of Product set forth in each Purchase Order to Salix by the required delivery date set forth in the related Acknowledgement (or Purchase Order, if no Acknowledgement is sent) EXW the Facility (Incoterms 2000). All Product shall be labeled in accordance with Applicable Law and packed for shipping in accordance with packing instructions provided by Salix. Title to and risk of loss of Product shall pass to Salix at the time of delivery.

(f) Each delivery of Product shall be accompanied by (i) a Certificate of Analysis, (ii) a Certificate of Compliance, (iii) such other documents as may be required pursuant to the Quality Agreement, and (iv) such other documents as may be necessary for the sale of the Product.

2.4 Materials.

(a) Novel shall maintain an inventory of Materials in sufficient quantities and shall use commercially reasonable efforts to supply Salix with quantities of Product that are up to [*] percent ([*]%) of the quantities specified in each Firm Forecast. For the avoidance of doubt, Salix shall not be required to supply any Materials.

(b) Novel shall be responsible for auditing and qualifying its supplier(s) of Materials and obtaining supplies of Materials in accordance with the Specifications. All Materials shall conform to the applicable Specifications.

2.5 Invoice and Payment.

(a) Actavis promptly shall invoice Salix for all quantities of Product delivered in accordance herewith. Payment with respect to Product delivered shall be due thirty (30) days after receipt by Salix of the invoice with respect thereto; provided that if Salix rejects such Product pursuant to Section 2.8, then payment shall be due within thirty (30) days after receipt by Salix of notice from the Testing Laboratory that the invoiced Product is conforming or, subject to Section 2.8, receipt by Salix of replacement Product, as the case may be; provided further, that if Salix disputes any portion of an invoice, it shall pay the undisputed portion and shall provide Actavis with written notice of the disputed portion and its reasons therefor, and Salix shall not be obligated to pay such disputed portion. Actavis and Salix shall use good faith efforts to resolve any such disputes promptly. In the event of any inconsistency between an invoice and this Agreement, the terms of this Agreement shall control. Payment of invoices shall be made by wire transfer to an account designated in writing by Actavis in United States Dollars.

(b) Except as provided in Sections 2.9, 2.10(e), 2.12(d) and 6.3(d), Actavis shall be responsible for making any and all payments to Novel in respect of

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

Manufacture and delivery of the Product hereunder. Except as provided in Sections 2.9, 2.10(e), 2.12(d) and 6.3(d), Salix shall have no obligation whatsoever to make any payment to Novel in respect of the Manufacture and delivery of Product hereunder.

2.6 Price. The Per-Unit Supply Price for all Product to be supplied hereunder shall be as follows:

(a) for all orders of Product ordered for delivery in [*], [*] United States Dollars ($[*]);

(b) for all orders of Product ordered for delivery in [*], [*] United States Dollars ($[*]);

(c) for all orders of Product ordered for delivery in [*], [*] United States Dollars ($[*]);

(d) for all orders of Product ordered for delivery in [*], [*] United States Dollars ($[*]);

(e) for all orders of Product ordered for delivery in [*], [*] United States Dollars ($[*]); and

(f) for all orders of Product ordered for delivery in [*] and in each subsequent [*], an amount equal to the [*] increased by an amount equal to [*], provided that the amount of such an increase in respect of any [*] shall not exceed [*] percent ([*]%).

2.7 Warranty.

(a) In connection with each delivery of Product to Salix hereunder, Novel hereby represents and warrants to Actavis and Salix as of the time of the delivery of such Product to Salix as follows: (a) such Product is in conformity with the Specifications and the Certificate of Analysis therefor provided pursuant to Section 2.3(f); (b) such Product has been Manufactured in conformance with GMP, all other Applicable Law, this Agreement and the Quality Agreement; (c) title to such Product will pass to Actavis free and clear of any security interest, lien or other encumbrance; (d) such Product has been Manufactured in facilities that are in compliance with all Applicable Law at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities); (e) the expiration date of such Product is no earlier than the later of (i) twenty-four (24) months (or such longer period as may be supported by subsequent stability studies) after the date the Manufacture of such Product commenced and (ii) twenty (20) months after the date of delivery; (f) such Product has not been adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, as amended (the “FFDCA”), and similar provisions of other Applicable Law; and (g)

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

neither Novel nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

(b) In connection with each delivery of Product to Salix hereunder, Actavis hereby represents and warrants to Salix as of the time of the delivery of such Product to Salix that title to such Product will pass to Salix free and clear of any security interest, lien or other encumbrance.

2.8 Failure or Inability to Supply Product.

(a) In the event that Novel, at any time during the Term, shall have reason to believe that it will be unable to deliver the full quantity of Product forecasted to be ordered or actually ordered by Salix in a timely manner and in conformity with the warranty set forth in Section 2.7 (whether by reason of force majeure or otherwise), Novel shall, as promptly as possible, notify Salix thereof (and, in any event, shall use its best efforts to provide at least [*] ([*]) days’ advance notice thereof to Salix); and in the event that Actavis, at any time during the Term, shall have reason to believe that Novel will be unable to deliver the full quantity of Product forecasted to be ordered or actually ordered by Salix in a timely manner and in conformity with the warranty set forth in Section 2.7 (whether by reason of force majeure or otherwise), Actavis shall, as promptly as possible, notify Salix thereof (and, in any event, shall use its best efforts to provide at least [*] ([*]) days’ advance notice thereof to Salix). Promptly after the giving of any notice contemplated by the previous sentence, the Parties shall meet to discuss how Salix shall obtain such full quantity of conforming Product. Compliance by Novel or Actavis with this Section 2.8(a) shall not relieve Novel or Actavis of any other obligation or liability under this Agreement, including any obligation or liability under Section 2.8(b) or (c).

(b) Subject to Sections 2.8(e) and 8.2, if Novel fails to deliver the full quantity of Product specified in a Purchase Order by [*] ([*]) days after the required delivery date specified therein and in conformity with the warranty set forth in Section 2.7, then Salix may, at its option, (i) cancel any portion of such Purchase Order which is not delivered by such date, in which event Salix shall have no liability with respect to the portion of such Purchase Order so cancelled, or (ii) accept late delivery of all or any portion of the Product specified in such Purchase Order, in which event the Per-Unit Supply Price otherwise payable by Salix to Actavis with respect to all Product accepted by Salix at least [*] ([*]) days after the required delivery date specified under such Purchase Order shall be reduced by [*] percent ([*]%).

(c) Subject to Sections 2.8(e) and 8.2, if Novel fails to deliver the full quantity of Product specified in a Purchase Order by [*] ([*]) days after the required delivery date specified therein and in conformity with the warranty set forth in Section 2.7, then Salix may, at its option, (i) accept late delivery of all or any portion of the Product specified in such Purchase Order, in which event the Per-Unit Supply Price

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

otherwise payable by Salix to Actavis with respect to all Product accepted by Salix under such Purchase Order shall be reduced by [*] percent ([*]%) or (ii) provide written notice to Actavis and Novel of its intention to qualify a third party manufacturer for Product, in which event Novel shall use its best efforts promptly to assist Salix to qualify such third party manufacturer designated by Salix to Manufacture Product, and shall promptly grant to such third party manufacturer, on a royalty-free, non-exclusive basis, such licenses, and provide to such third party manufacturer, free of charge, such technical assistance, as such third party manufacturer may require in order to Manufacture Product to the then-current Specifications in accordance with the then-current Manufacturing process for Product, including full technology transfer of the then-current Manufacturing processes for Product, as well as, at Salix’s option, sell to Salix, at Novel’s cost, such inventories of Materials as are necessary to effect such qualification and technology transfer and enable Salix to obtain an uninterrupted supply of Product, in all cases solely for use by Salix in its production of Product. For purposes of clarity, Salix may qualify a third party manufacturer for Product.

(d) In the event that Salix determines, within [*] ([*]) days after delivery thereof (or within [*] ([*]) days after discovery of any nonconformity that could not reasonably have been detected by a customary visual inspection on delivery), that any Product supplied hereunder does not conform to the warranty set forth in Section 2.7, Salix shall give Actavis and Novel notice thereof (including a sample of such Product, if applicable). Novel shall undertake appropriate evaluation of such sample and shall notify Salix and Actavis whether it has confirmed such nonconformity within [*] ([*]) days after receipt of such notice from Salix. If Novel notifies Salix and Actavis that it has not confirmed such nonconformity, the Parties shall submit the dispute to an independent testing laboratory or other appropriate expert mutually acceptable to the Parties (the “Testing Laboratory”) for evaluation. All Parties shall cooperate with the Testing Laboratory’s reasonable requests for assistance in connection with its evaluation hereunder. The findings of the Testing Laboratory shall be binding on the Parties, absent manifest error. The expenses of the Testing Laboratory shall be borne by Actavis and Novel if the testing confirms the nonconformity and otherwise by Salix. If the Testing Laboratory or Novel confirms that a lot of Product does not conform to the warranty set forth in Section 2.7, Actavis and Novel, at Salix’s option, promptly shall (i) supply Salix with a conforming quantity of Product at the expense of Actavis and Novel or (ii) reimburse Salix for the Per-Unit Supply Price paid by Salix with respect to such nonconforming Product if already paid. In addition, Actavis and Novel promptly shall reimburse Salix for all costs incurred by Salix with respect to such nonconforming Product. Salix shall have the right to offset any such costs against any payments owed by Salix to Actavis or Novel under this Agreement. Novel immediately shall notify Salix and Actavis if at any time it discovers that any Product delivered hereunder does not conform to the warranty set forth in Section 2.7.

(e) The rights and remedies provided in this Section 2.8 shall be cumulative and in addition to any other rights or remedies that may be available to Salix.

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

2.9Additional Payments. Salix shall make two (2) payments to Novel, for the benefit of Actavis and Novel as may be agreed between them, for the purposes of scale-up and the qualification of the Facility, and defraying certain legal and other expenses relating to this Agreement, the Settlement Agreement, and the Sublicense Agreement. These payments shall consist of (a) a payment of [*] United States Dollars ($[*]) within [*] ([*]) Business Days of the [*], and (ii) a payment of [*] United States Dollars ($[*]) on [*]. These payments shall be made by wire transfer of immediately available funds to an account designated in writing by Novel.

2.10 Current Capacity and Scale-Up Plans.

(a) Novel represents and warrants to Salix that Novel’s Capacity as of the Effective Date is as set forth on Schedule 2.10(a) (the “Current Capacity”).

(b) Novel agrees that at all times during the Term it will not, unless otherwise agreed in writing by Salix, allow its Capacity to be less than the Current Capacity or any increased capacity that Novel may subsequently agree to make available for the Manufacture of the Product.

(c) In the event that at any time during the Term Salix contemplates that its annual requirements of Product are likely to exceed the Current Capacity (or any increased Capacity as of such date), Salix shall promptly notify Actavis and Novel of that fact and the Parties shall thereafter discuss in good faith plans to increase Novel’s Capacity in respect of the Product so as to meet Salix’s anticipated needs (as mutually agreed upon in writing, the “Scale-Up Plans”). Novel agrees to implement any mutually agreed upon Scale-Up Plan as promptly as possible.

(d) As of [*] ([*]) days prior to the [*], Novel shall provide Salix with a certificate that, to the best of its knowledge, it will have sufficient Capacity as of the Supply Term Commencement Date (or, if later, the anticipated Qualification Date) to fulfill its supply obligations hereunder.

(e) Schedule 2.10(e) reflects the equipment that Novel anticipates it will need to obtain, and the associated out-of-pocket transportation, installation, qualification, validation and site preparation costs that it will incur, in order to outfit the Facility to meet Salix’s current specific requirements in respect of the Manufacture of the Product. Within [*] ([*]) business days of the [*], Salix shall advance the amount specified in Schedule 2.10(e) to Novel for such purposes. Novel shall purchase all such equipment in Salix’s name. Within [*] ([*])] days of the date Novel has outfitted the Facility to meet Salix’s current specific requirements in respect of the Manufacture of the Product, Novel shall provide Salix with an accounting of the cost of such equipment and associated out-of-pocket costs of transportation, installation, qualification, validation and site preparation that were incurred by Novel in connection with this task, accompanied by

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

appropriate supporting documentation, and a refund of any portion of such advance not spent for such purposes prior to such date of outfitting. In respect of the equipment, Novel agrees as follows: (i) the equipment shall at all times remain the property of Salix, and Novel shall have no right, title or interest therein; (ii) Novel shall not remove or permit the taking of the equipment from the Facility without Salix’s prior written consent; (iii) Novel shall indemnify Salix against all claims directly or indirectly arising out of or connected with its use or custody of such equipment; (iv) Novel shall cooperate with Salix in making any protective filings under the Uniform Commercial Code as may be required, in Salix’s sole judgment, to verify, protect and preserve Salix’s interest in such equipment from the claims of third parties; (v) Novel shall, upon the request of Salix and at Novel’s expense, firmly and conspicuously affix to such equipment such decals or labels as are supplied by Salix showing Salix as the owner of the equipment; (vi) Novel shall make any alterations to such equipment that may be required by Salix or legally necessary, with prior written consent from Salix and necessary documentation, and make no other alterations to the equipment (except for alterations or additions that will not impair the value or performance of such equipment and that are readily removable without damage to the equipment); (vii) Novel shall use, maintain and operate such equipment lawfully, exclusively for the purpose for which it was designed, and so as to cause such equipment to be in good repair and operating condition and in at least the same condition as when delivered to Novel hereunder, except for ordinary wear and tear; (viii) Novel shall at all times protect and defend, at its own cost and expense, the title of Salix in and to such equipment from and against any and all claims, liens and legal processes of creditors of Novel; (ix) with reasonable prior notice to Novel, Salix shall have the right from time to time (but no more than twice in each Calendar Year) during reasonable business hours to enter the Facility to inspect such equipment and Novel’s applicable maintenance records for the purpose of confirming the existence, condition and proper maintenance of such equipment; and (x) such equipment shall at all times remain personal property, notwithstanding that such equipment, or any part thereof, may be affixed or attached to real property or any improvements thereon. Novel shall have the right to use such equipment for purposes other than the Manufacture of Product hereunder, without rent, provided that such use does not interfere with the Manufacture of Product hereunder in a timely manner and otherwise in compliance with the provisions of this Agreement. Upon termination of this Agreement, Novel shall have the right to purchase the equipment from Salix for its fair market value at that time. That value shall initially be determined by an independent third party used equipment appraisal obtained by Novel, at Novel’s expense. Salix shall have [*] ([*]) days to determine, and notify, Novel whether it accepts the Novel appraisal or will obtain its own independent third party used equipment appraisal of the equipment, at Salix’s expense. If Salix disputes the Novel appraisal and provides its own appraisal, then Novel shall have [*] ([*]) days from its receipt of the Salix appraisal to accept that appraisal or to engage a third appraisal, using an appraiser jointly selected and engaged by Salix and Novel, at their shared expense, whose determination shall be binding, absent manifest error. If a third appraisal is engaged, then Novel shall have [*] ([*]) days from the delivery of such appraisal to determine and notify Salix whether it will purchase the equipment at the valuation

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

determined in such third appraisal. If Novel agrees to purchase the equipment from Salix in accordance with the foregoing, then Salix and Novel shall complete such purchase within [*] ([*]) days. If Novel determines that it does not wish to purchase the equipment or fails to give Salix timely notice as contemplated by the preceding sentences, then Novel shall, at its expense, de-install, inspect, test, properly pack and return any equipment purchased by Salix under this Section 2.10(e) (but not the Facility’s related fixtures and equipment, such as air handlers), free of all liens and rights of others, by delivering it to Salix EXW the Facility (Incoterms 2000).

2.11 Costs and Expenses. Except as otherwise explicitly set forth herein, Novel shall be solely responsible for all costs and expenses incurred in connection with Qualification and the Manufacture of Product hereunder, including costs and expenses of personnel, quality control testing, Manufacturing facilities and equipment, and Materials.

2.12 Amendment of Specifications.

(a) Salix may amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for the Product unilaterally and in its sole discretion (i) at any time, for the purpose of complying with any Regulatory Approval, GMP and all other Applicable Law and compendia or, (ii) upon [*] ([*]) days’ prior written notice (or such longer notice period as may be agreed in writing by the Parties in order to permit Novel sufficient time to implement such changes in a commercially reasonable time frame) for any other purpose. Salix promptly shall provide Novel and, upon request, Actavis, with appropriate documentation relating to any such changes.

(b) Actavis and Novel shall not in any respect amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for Product or any Materials or sources of Materials used in connection with Manufacturing Product without the prior written consent of Salix.

(c) In the event that any amendment to the Specifications, the Manufacturing process, or the test methods for Product adversely affects Novel’s ability to maintain its Capacity at the Current Capacity (or any increased capacity available to Novel as of the Supply Term Commencement Date (or, if later, the Qualification Date) or as subsequently agreed pursuant to a Scale-Up Plan) the Parties shall discuss in good faith a Scale-Up Plan to address such shortfall in Capacity and Novel shall implement any mutually agreed Scale-Up Plan as promptly as possible.

(d) Salix shall reimburse Novel for reasonable expenses or increased costs that are actually incurred by Novel in connection with any amendment of the Specifications or the Manufacturing process for the Product required by Salix pursuant to Section 2.12(a), including reasonable costs of capital equipment and process upgrades and obsolescence of Materials, goods-in-process, and finished goods not suitable for

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

other use in the business or operations of Novel or any of its Affiliates; provided, however, that Salix’s liability for such reimbursement shall be limited to levels of inventory that are consistent with the most recent Firm Forecast; and further provided, that Salix and Novel shall engage in good faith discussions regarding the amount of such expenses.

(e) Novel shall be solely responsible for any and all increased costs or out-of-pocket expenses incurred by it or Salix as a result of any amendment of the Specifications or the Manufacturing process for Product (i) requested by Novel and consented to in writing by Salix or (ii) required by Salix as a result of Novel’s failure to Manufacture Product in conformity with the warranty set forth in Section 2.7.

2.13 Quality Agreement. Within [*] ([*])] days after the [*], and in any event prior to any commercial sale of Product, the Parties shall prepare and enter into a reasonable and customary quality assurance agreement that shall set forth the terms and conditions upon which Actavis and Novel will conduct their quality activities in connection with this Agreement (the “Quality Agreement”). Each Party shall duly and punctually perform all of its obligations under the Quality Agreement.

2.14 Quality Control Analyses and Release.

(a) Novel shall be responsible for all quality control analyses of Materials and Product.

(b) All Product shall be released by Novel, in each case in accordance with the terms of the Quality Agreement, prior to final release by Salix.

2.15 Maintenance of Facility.

(a) Except as otherwise approved in writing by Salix, Actavis shall have the Product Manufactured exclusively by Novel and Novel shall Manufacture the Product exclusively at the Facility.

(b) Novel shall ensure that any and all licenses, registrations, and Regulatory Authority approvals required by Applicable Law to be obtained in connection with the Facility and equipment used in connection with the Manufacture of Product by Novel so as to permit Novel to Manufacture Product and have it supplied by Actavis to Salix as contemplated hereunder have been obtained and are in all respects current and in full force and effect.

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

(c) Novel shall at all times during the Term maintain the Facility and such equipment in a state of repair and operating efficiency consistent with the requirements of the Specifications, GMP and all other Applicable Law.

(d) Novel shall maintain in the Facility adequate holding accommodations for Product manufactured for Salix hereunder and the Materials used in Manufacturing Product for Salix hereunder as and to the extent required by the Specifications, GMP and all other Applicable Law.

(e) Novel shall only use disposal services or sites that have appropriate environmental permits and are in compliance with Applicable Law.

2.16 Regulatory Cooperation of Actavis and Novel. Actavis and Novel shall cooperate with any reasonable requests for assistance from Salix with respect to obtaining and maintaining any and all Regulatory Approvals required in connection with the sourcing of Product by Salix hereunder and the sale of Product in the Territory, including by:

(a) at Actavis’s or Novel’s own cost (as the case may be), making its employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings with Regulatory Authorities concerning Materials or Product or any component or intermediate thereof; and

(b) at Actavis’s or Novel’s own cost (as the case may be), disclosing and making available to Salix, in whatever form Salix may reasonably request, all Manufacturing and quality control data, CMC Data and other information related to Materials or Product or any component or intermediate thereof and the Manufacturing process therefor as is reasonably necessary or desirable to prepare, file, obtain and maintain any Regulatory Approval required in connection with the sourcing of Product by Salix hereunder and the sale of Product in the Territory.

2.17 Inspection by Salix. Novel agrees that Salix and its agents (so long as such agents have entered into binding confidentiality agreements with Salix providing for obligations no less strict than Salix’s confidentiality obligations to Novel hereunder) shall have the right, as required by Applicable Law or otherwise once each Calendar Year, or otherwise for cause, upon reasonable prior notice to Novel and during normal business hours, to inspect the Facility as well as the Manufacturing of Product and any component or intermediate thereof, including inspection of (a) Materials, (b) the holding facilities for Materials or Product or any component or intermediate thereof, (c) the equipment used in the Manufacture of Product or any component or intermediate thereof, and (d) all records relating to such Manufacturing and the Facility (to the extent they relate to Product or any component or intermediate thereof). Following such audit, Salix shall discuss its observations and conclusions with Novel and Novel shall implement such corrective actions as may be reasonably determined by Salix within [*] ([*]) days after notification thereof by Salix or such longer period as may be agreed by Salix and Novel.

2.18 Notification of Regulatory Inspections; Communications.

(a) Novel shall notify Salix by telephone within twenty-four (24) hours, and in writing within two (2) Business Days, after learning of any proposed visit to, or inspection of, the Facility by any Regulatory Authority and immediately by telephone after learning of any unannounced visit to, or inspection of, the Facility by any Regulatory Authority if such visit or inspection primarily relates to the Facility’s compliance with GMP, the Manufacture of the Product, or the Manufacture of any other product containing polyethylene glycol 3350 as an active pharmaceutical ingredient. Novel shall also notify Salix by telephone within twenty-four (24) hours, and in writing within two (2) Business Days, if the visit to, or inspection of, the Facility by such Regulatory Authority becomes directed towards the Facility’s compliance with GMP, the Manufacture of the Product, or the Manufacture of any other product containing polyethylene glycol 3350 as an active pharmaceutical ingredient.

(b) In the case of any such visit or inspection that relates to the Facility’s compliance with GMP in respect of the Manufacture of the Product or directly to the Manufacture of the Product, Novel shall permit Salix or its agents to be present and participate in such visit or inspection.

(c) Novel shall provide to Salix a copy of (i) any report and other written communication (or the relevant portions thereof) received from such Regulatory Authority in connection with a visit to or inspection of the Facility that relates to compliance with GMP in respect of the Manufacture of the Product or directly to the Manufacture of the Product; (ii) any warning letters or similar communications from a Regulatory Authority in respect of the Facility; and (iii) any written communications received from a Regulatory Authority relating to the Facility’s compliance with GMP in respect of the Manufacture of the Product or directly to the Manufacture of the Product or any component or intermediate thereof or any equipment or Manufacturing process used in connection with the Manufacture of Product or any component or intermediate thereof, in each case within [*] ([*]) Business Days after receipt thereof. Novel shall consult with Salix concerning the response of Novel to each such communication. Novel shall provide Salix with a copy of all draft responses for comment as soon as possible and all final responses for review and approval, which shall not be unreasonably withheld, conditioned or delayed, within [*] ([*]) Business Days prior to submission thereof.

2.19 Recalls and Withdrawals.

(a) Actavis and Novel jointly and severally agree promptly to reimburse Salix for any and all documented out-of-pocket costs reasonably incurred by Salix with

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

respect to recalls and market withdrawals of Product, including associated retrieval of Product, returns of Product, destruction of Product, replacement of Product, and fees and penalties owed to third parties, as and to the extent such recalls or market withdrawals result from breach of the obligations of Actavis or Novel under this Agreement or the negligence or willful misconduct of Actavis or Novel. Salix shall have the right to offset any such costs against any payments owed by Salix to Actavis or Novel under this Agreement.

(b) Notwithstanding anything else in this Agreement to the contrary, (i) Actavis’s and Novel’s joint liability to Salix pursuant to Section 2.19(a) in respect of any one recall or market withdrawal event shall not exceed [*] United States Dollars ($[*]), and (ii) Salix acknowledges and agrees that Actavis’s and Novel’s sole liability to Salix for costs of the type identified in Section 2.19(a) shall be as set forth in this Section 2.19.

(c)For the avoidance of doubt, [*] shall be considered “one recall or market withdrawal event.”

2.20 Compliance with Applicable Laws.

(a) Novel shall strictly comply, and shall cause each of its Materials suppliers to strictly comply, with GMP and all other Applicable Law in carrying out the Manufacturing of Product and any component or intermediate thereof and its other duties and obligations under this Agreement. Upon Salix’s request, Novel shall certify in writing its compliance with this Section 2.20(a) and shall provide all permits, certificates and licenses that may be required for its performance under this Agreement.

(b) Actavis shall strictly comply with all Applicable Law in carrying out its obligations to supply Product and its other duties and obligations under this Agreement. Upon Salix’s request, Actavis shall certify in writing its compliance with this Section 2.20(b) and shall provide all permits, certificates and licenses that may be required for its performance under this Agreement.

2.21 Retention of Manufacturing Records and Samples.

(a) Novel shall generate, retain and maintain, both during the Term and thereafter:

(i) all records necessary to comply with GMP and all other Applicable Law relating to the Manufacture of Product or any component or intermediate thereof. Without limiting the foregoing, records shall be made concurrently with the performance of each step in the Manufacture of Product and in such a manner that at any time successive steps in the Manufacture and distribution of any batch may be traced by an inspector. Such records shall be legible and indelible, shall identify the Person

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

immediately responsible, shall include dates of the various steps and be as detailed as necessary for a clear understanding of each step by an individual experienced in the manufacture of pharmaceutical products;

(ii) all Manufacturing records, standard operating procedures, equipment log books, batch manufacturing records, laboratory notebooks and all raw data relating to the Manufacturing of Product and any component or intermediate thereof;

(iii) samples of each batch and Materials. Samples shall include a quantity of representative material of each batch and Materials sufficient to perform at least full duplicate quality control testing, and shall specify the dates of Manufacture and packaging thereof. Samples so retained shall be selected at random from either final container material or from bulk and final containers; provided that they include at least one final container as a final package, or package-equivalent of such filling of each batch. Such sample shall be stored at temperatures and under conditions which will maintain the identity and integrity of the relevant sample; and

(iv) such other records and samples as Salix reasonably may require in order to ensure compliance by Novel with the terms of this Agreement and Applicable Law.

(b) Without prejudice to Novel's obligations pursuant to Section 2.21(a), Novel shall diligently complete the master batch record for Product during the Manufacture of such Product.

(c) Actavis shall generate, retain and maintain, both during the Term and thereafter, such records in respect of its activities under this Agreement as may be required by Applicable Law and such other records as Salix may reasonably require in order to ensure compliance by Actavis with the terms of this Agreement and Applicable Law.

(d) All Materials, samples, records and other items referred to in Section 2.21(a), (b), and (c) shall be retained by Actavis or Novel, as applicable, for the longer of (i) such period as may be required by GMP and all other Applicable Law and (ii) five (5) years.

2.22 Exclusive Supply Arrangement. For as long as there is at least one Valid Claim in the Territory for any Product Patent, then, to the maximum extent permitted by Applicable Law, except only as and to the extent contemplated by the Settlement Agreement and the Sublicense Agreement, Actavis and Novel shall not, and Actavis and Novel shall cause their respective Affiliates not to, distribute, market, promote, offer for sale, sell or otherwise supply Product, Covered Product or any generic versions thereof, directly or indirectly, whether at wholesale or retail, to any Person other than Salix or its Affiliates.

The limitation of this Section 2.22 shall terminate as of the end of the Term or upon a Settlement Termination Event, as such term is defined in the Settlement Agreement.

2.23 Second Source.

(a) Salix shall have the right to secure a second source of Product. Novel shall promptly grant to such third party manufacturer as may be designated by Salix as a second source of Product, on a royalty-free, non-exclusive basis, such licenses, and provide to such third party manufacturer, free of charge, such technical assistance, as such third party manufacturer may require in order to Manufacture Product to the then-current Specifications in accordance with the then-current Manufacturing process for Product, including full technology transfer of the then-current Manufacturing processes for Product, as well as, at Salix’s option and cost, such excess inventories of Materials as are necessary to effect such technology transfer and enable Salix to obtain an uninterrupted supply of Product, in all cases solely for use by Salix in its production of Product.

(b) The qualification of a second source of Product pursuant to this Section 2.23 shall not alter or qualify Salix’s obligations in respect of the purchase of Product hereunder.

ARTICLE III. INTELLECTUAL PROPERTY

3.1 Ownership of Inventions.

(a) Except as otherwise expressly provided in this Article III, each Party shall own all right, title and interest in and to any Inventions that are conceived, discovered, developed or otherwise made exclusively by or on behalf of such Party or its Affiliates, employees or contractors in performing such Party’s obligations hereunder or in respect of such Party’s activities in respect hereof. Salix hereby grants to Novel a royalty-free, non-exclusive license to use all such right, title and interest in and to any such Inventions that Salix may develop for the sole purpose of performing Novel’s obligations hereunder or exercising Novel’s rights hereunder. Actavis and Novel hereby grant to Salix an irrevocable, perpetual, fully paid-up, royalty-free, non-exclusive license, with the right to enforce and to grant sublicenses through multiple tiers, to use all such right, title and interest in and to any such Inventions that either of them may develop relating to the Product (“Product Inventions”).

(b) Those Parties conceiving, discovering, developing or otherwise making a Joint Invention shall jointly own all right, title and interest in and to such Joint Invention. Actavis and Novel shall, and do hereby, grant to Salix an irrevocable, perpetual, fully paid-up, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers, under all of their right, title and interest in and to all

Joint Inventions to Exploit the Product. Salix shall, and does hereby, grant such of Actavis and Novel as may have been involved, directly or through an Affiliate, in conceiving, discovering, developing or otherwise making a Joint Invention an irrevocable, perpetual, fully paid-up, royalty-free, non-exclusive license, with the right to grant sublicenses through multiple tiers, under all of Salix's right, title and interest in and to the Joint Invention to Exploit the Product. Each of Salix, on the one hand, and Actavis and Novel, on the other hand, shall, and shall cause its Affiliates to, promptly disclose in writing to the other the discovery, development, making, conception or reduction to practice of any Joint Invention.

3.2 Prosecution of Invention Patents. Salix shall have the first right, but not the obligation, to prepare, file, prosecute and maintain any patent applications and patents covering Joint Inventions and Product Inventions (collectively, the "Invention Patents," and each, an "Invention Patent") and shall be responsible for related interference, re-issuance, re-examination and opposition proceedings; provided, however, that if Salix plans to abandon an Invention Patent, Salix shall notify Actavis and Novel in writing at least [*] ([*]) days in advance of the due date of any payment or other action that is required to prepare, file, prosecute or maintain such Invention Patent, and Actavis and Novel or either of them may elect, upon written notice within such [*] ([*]) day period to Salix, to make such payment or take such action, at their or its own expense, and thereafter to become the sole owners or owner of such Invention Patent. In such event, Salix shall cooperate, without additional consideration, to assign and transfer all of its right, title and interest in and to such Invention Patent to Actavis and Novel or either of them, as the case may be, as the sole owners or owner.

3.3 United States Law. The determination of whether Inventions are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable law in the United States. In the event that United States law does not apply to the conception, discovery, development or making of any Invention hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates to so assign, to the other Parties, without additional compensation, such right, title and interest in and to any Inventions, as well as any intellectual property rights with respect thereto, as necessary to fully effect ownership as contemplated by Section 3.1.

3.4 Corporate Names. Actavis and Novel shall, and do hereby, grant to Salix a non-exclusive, royalty-free license, with the right to grant sublicenses through multiple tiers, to use such Corporate Names of Actavis and Novel or their Affiliates, solely as may be required by Applicable Law, in connection with Salix's sale or documentation of the chain of custody of Product in the Territory.

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES; COVENANTS

4.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants to the other Parties as of the Effective Date as follows:

(a) Such Party (i) is duly formed and in good standing under the laws of the jurisdiction of its formation, (ii) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (iii) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or equity.

(b) All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

(c) The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (i) do not and will not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws, limited partnership agreement or other similar documents of such Party and (ii) do not and will not conflict with, violate, or breach, or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

4.2 Additional Warranties and Covenants of Actavis and Novel. Each of Actavis and Novel hereby represents, warrants and covenants to Salix that:

(a) Neither it nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FFDCA or listed on either Excluded List.

(b) Neither it nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA, or who is the subject of a conviction described in such section, or listed on either Excluded List.

(c) It will inform Salix in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the FFDCA or listed on either Excluded List, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of its knowledge, is threatened, relating to the debarment or conviction under Section 306 of the FFDCA, or listing on either Excluded List, of it or any Person performing services hereunder.

4.3 Disclaimer of Other Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE OR WARRANTY OF MERCHANTABILITY.

ARTICLE V. CONFIDENTIALITY

5.1 Confidential Information. Subject to the provisions of Sections 5.2 and 5.3, at all times during the Term and for seven (7) years following the expiration or termination of this Agreement, the Receiving Party (a) shall keep completely confidential and shall not publish or otherwise disclose any Confidential Information furnished to it by the Disclosing Party, except to those of the Receiving Party's employees, Affiliates, or consultants who have a need to know such information to perform such Party’s obligations hereunder (and who shall be advised of the Receiving Party’s obligations hereunder and who are bound by confidentiality obligations with respect to such Confidential Information no less onerous than those set forth in this Agreement) (collectively, “Recipients”) and (b) shall not use Confidential Information of the Disclosing Party directly or indirectly for any purpose other than performing its obligations or exercising its rights hereunder. The Receiving Party shall be jointly and severally liable for any breach by any of its Recipients of the restrictions set forth in this Agreement.

5.2 Exceptions to Confidentiality. The Receiving Party’s obligations set forth in this Agreement shall not extend to any Confidential Information of the Disclosing Party:

(a) that is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of a Receiving Party or its Recipients;

(b) that is received from a third party without restriction and without breach of any agreement between such third party and the Disclosing Party;

(c) that the Receiving Party can demonstrate by competent evidence was already in its possession without any limitation on use or disclosure prior to its receipt from the Disclosing Party;

(d) that is generally made available to third parties by the Disclosing Party without restriction on disclosure; or

(e) that the Receiving Party can demonstrate by competent evidence was independently developed by the Receiving Party.

5.3 Disclosure.

(a) Each Party may disclose Confidential Information to the extent that such disclosure is:

(i) made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that, if permitted by law, the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or to obtain a protective order requiring that the Confidential Information or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in such response to such court or governmental order;

(ii) made pursuant to Section 2.23; or

(iii) otherwise required by law or regulation, in the opinion of legal counsel to the Receiving Party.

(b) Salix may disclose Confidential Information to the extent that such disclosure is made to Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

(c) To the extent, if any, that a Party concludes in good faith that it is required by applicable laws or regulations to file, register or otherwise disclose this Agreement or Confidential Information to a governmental authority, including the FDA or the U.S. Securities and Exchange Commission, such Party may do so, and the other Party shall cooperate in any such filing or notification, including by executing all documents reasonably required in connection therewith. In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Applicable Law and in consultation with the other Party. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

(d) Novel may disclose Confidential Information to Actavis solely to the extent necessary to keep Actavis informed with respect to the general status of its facility qualification efforts as contemplated hereby and this Agreement and quantities of Product ordered or purchased under this Agreement and amounts paid or required to be paid by Salix therefor; provided, however, that such Confidential Information shall, following such disclosure, remain subject to this Article V in the hands of both Actavis and Novel.

5.4 Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party's discovery of any loss or compromise of the Disclosing Party’s Confidential Information.

5.5 Remedies. Each Party agrees that the unauthorized use or disclosure of any information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article V, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief.

5.6 Use of Names. No Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of any other Party (or any abbreviation or adaptation thereof) in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 5.6 shall not prohibit any Party from making any disclosure identifying another Party that is required by Applicable Law; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information.

5.7 Press Releases. Except as expressly provided in Section 5.3, no Party shall make a press release or other public announcement regarding this Agreement, the terms hereof or the transactions contemplated hereby without the prior written approval of the other Parties. Each Party shall provide the others with the proposed text of any such press release or public announcement for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed, as early as possible, but in no event less than four (4) Business Days in advance of the publication, communication or dissemination thereof; provided, however, that a receiving Party shall be deemed to have approved any such press release or public announcement if it fails to notify the proposing Party in writing of any objections to such press release or public announcement within three (3) Business Days after receipt by the receiving Party of the text of such public announcement.

ARTICLE VI. TERM AND TERMINATION

6.1 Term. The term of this Agreement (the “Term”) shall commence as of the Effective Date and, unless earlier terminated in accordance with the terms hereof, shall, unless otherwise directed by notice given by Salix to Actavis and Novel, expire on the earlier of:

(a) the first date on which there is no longer (i) a Product Patent that includes at least one Valid Claim in the Territory or (ii) any Data Exclusivity with respect to the Product in the Territory; provided, however, that if Salix or, to Salix’s knowledge, Norgine intends to withdraw all of the Product Patents, Salix shall give Actavis and Novel [*] ([*]) days’ notice prior to withdrawal; and

(b) the Start Date (as such term is defined in the Sublicense Agreement).

6.2 Termination. In addition to any other provision of this Agreement expressly providing for termination of this Agreement, this Agreement may be terminated as follows:

(a) By Salix. Salix may terminate this Agreement immediately upon notice to Actavis and Novel

(i)in the event that Regulatory Authorities require or cause the permanent and full withdrawal of Product from the Territory (it being acknowledged and agreed that in the event that Regulatory Authorities require or cause a temporary withdrawal of Product from the Territory, this Agreement will be suspended until the Product is once again permitted to be marketed, but it will not in such circumstances be terminated);

(ii) in the event that a Settlement Termination Event (as such term is defined in the Settlement Agreement) occurs;

(iii) in the event that, following Salix’s exercise of its rights under the first sentence of Section 6.4(b), Actavis or such third party manufacturer as shall have been designated by Actavis and approved by Salix in accordance with the provisions of Section 6.4(b) shall not within [*] ([*]) days following the date of the notice given by Salix pursuant to the first sentence of Section 6.4(b) have achieved qualification to supply Product to Salix as contemplated by Section 2.1, so long as such failure is not

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

attributable to any material extent to the failure of Salix to have fulfilled its obligations under Section 6.4(b);

(iv) in the event of any material breach by either Actavis or Novel in the performance of any of its obligations herein contained that (if curable) has not been cured by the defaulting Party within (a) in the case of any material breach other than one involving failure to make a payment required under this Agreement, [*] ([*]) days after receiving written notice thereof from Salix; and (b) in the case of any material breach involving a failure to make a payment required under this Agreement, [*] ([*]) days after receiving written notice thereof from Salix; or

(v) as provided in Section 6.4(c).

(b) By Actavis and Novel. This Agreement may be terminated by Actavis and Novel, acting together:

(i) immediately upon written notice to Salix if Salix shall

(A) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of Salix or of its assets,

(B) propose a written agreement of composition or extension of its debts,

(C) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof,

(D) propose or be a party to any dissolution or liquidation,

(E) make an assignment for the benefit of its creditors, or

(F) admit in writing its inability generally to pay its debts as they fall due in the general course;

(ii) immediately upon written notice to Salix in the event of any material breach by Salix in the performance of any of its obligations herein contained that (if curable) has not been cured by Salix within (a) in the case of any material breach other than one involving failure to make a payment required under this Agreement, [*] ([*]) days after receiving written notice thereof from Actavis and Novel; and (b) in the case of any material breach involving a failure to make a payment required under this Agreement, [*] ([*]) days after receiving written notice thereof from Actavis and Novel.

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

(c) By Any Party. This Agreement may be terminated by any Party:

(i) immediately upon written notice to the other Parties in the event that, as a result of an order of government or any other official authority, the continued operation of this Agreement in its entirety or in substantial part is prohibited or prevented; or

(ii) as provided in Section 8.2.

6.3 Effect of Expiration or Termination.

(a) The expiration or earlier termination of this Agreement shall be without prejudice to any rights or obligations of the Parties that may have accrued prior to such termination, and the provisions of Sections 2.5, 2.7, 2.10(e), 2.14, 2.16, 2.19, 2.21, Articles III, IV and V, this Article VI, Article VII and Article VIII shall survive the expiration or termination of this Agreement. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available at law or in equity.

(b) Upon expiration or earlier termination of this Agreement, each Party, at the request of another, shall return all data, files, records and other materials in its possession or control containing or comprising the requesting Party’s Confidential Information except that the legal department of such Party may retain one copy for archival purposes.

(c) Upon expiration of this Agreement or any earlier termination of this Agreement by Salix pursuant to Section 6.2(a)(iii) or (iv) or (v) or (c), then, at Salix’s option, Novel shall use its best efforts promptly to assist Salix to qualify a third party manufacturer designated by Salix to Manufacture Product to meet Salix’s requirements, in which event Novel shall use its best efforts promptly to assist Salix to qualify such third party manufacturer to Manufacture Product, and shall promptly grant to such third party manufacturer, on a royalty-free, non-exclusive basis, such licenses, and provide to such third party manufacturer, free of charge in the event of a termination of this Agreement by Salix pursuant to Section 6.2(a)(iii), (iv) or (v) or (c) and at Novel’s standard time and materials cost in the event of an expiration of this Agreement, such technical assistance, as such third party manufacturer may require in order to Manufacture Product to the then-current Specifications in accordance with the then-current Manufacturing process for Product, including full technology transfer of the then-current Manufacturing processes for Product, as well as, at Salix’s option and cost, such inventories of Materials as are necessary to effect such qualification and technology transfer and enable Salix to obtain an uninterrupted supply of Product, in all cases solely for the purposes of Salix’s production of Product.

(d) Upon any termination of this Agreement by Salix pursuant to Section 6.2(a)(i) or (ii) or by Actavis and Novel pursuant to Section 6.2(b) or by Actavis or Novel pursuant to Section 6.2(c), Salix shall (i) purchase from Actavis the amount of Product that is subject to Purchase Orders outstanding at the time of such termination; (ii) reimburse Novel for work in process and Materials that Novel has purchased for the purpose of supplying Product in accordance with this Agreement; and (iii) pay Novel’s [*] for any such work in process and Novel’s [*] from its suppliers for any such Materials.

(e) Except as and to the extent contemplated by Section 6.3(d), upon expiration of this Agreement or any earlier termination of this Agreement, Novel immediately shall cease all Manufacturing of Product pursuant to this Agreement, and all existing Purchase Orders shall, at Salix’s option, be deemed canceled.

(f) Following expiration or termination of this Agreement, Actavis and Novel shall provide such reasonable cooperation and support with respect to regulatory matters as Salix may require in order to dispose of previously purchased Product.

6.4 Bankruptcy of Actavis or Novel.

(a) In the event Actavis shall

(i) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of Actavis or of its assets,

(ii) propose a written agreement of composition or extension of its debts,

(iii)be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof,

(iv) propose or be a party to any dissolution or liquidation,

(v) make an assignment for the benefit of its creditors, or

(vi) admit in writing its inability generally to pay its debts as they fall due in the general course,

then Salix shall have the right, immediately upon written notice to Actavis and Novel, to require that Novel assume and thereafter perform any and all obligations of Actavis under

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

this Agreement. Upon the giving of such notice, Novel shall automatically, without further action by any Party, succeed to any and all rights, and assume and thereafter perform any and all obligations, of Actavis under this Agreement; provided, however, that notwithstanding any such assignment, Actavis shall remain liable for its performance under this Agreement and no such assignment shall in any manner limit or impair the obligations of Actavis hereunder.

(b) In the event Novel shall

(i) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of Novel or of its assets,

(ii) propose a written agreement of composition or extension of its debts,

(iii) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof,

(iv) propose or be a party to any dissolution or liquidation,

(v) make an assignment for the benefit of its creditors, or

(vi) admit in writing its inability generally to pay its debts as they fall due in the general course,

then Salix shall have the right, immediately upon written notice to Actavis and Novel, to require that Actavis use commercially reasonable efforts to assume and thereafter perform any and all obligations of Novel under this Agreement. Upon the giving of such notice, Actavis shall automatically, without further action by any Party, succeed to any and all rights, and assume and thereafter perform any and all obligations, of Novel under this Agreement; provided, however, that notwithstanding any such assignment, Novel shall remain liable for its performance under this Agreement and no such assignment shall in any manner limit or impair the obligations of Novel hereunder. In the event that Salix should invoke its rights under the preceding sentence of this Section 6.4(b), then (i) Actavis and Salix shall use their commercially reasonably efforts to effect the qualification of Actavis (or such third party manufacturer as Actavis may propose and Salix may, in its sole but reasonable discretion, approve) to Manufacture Product not later than [*] ([*]) days following the date of Salix’s notice pursuant to the provisions of the preceding sentence, including by (A) timely undertaking such quality and manufacturing systems reviews and audits of the relevant manufacturing facility and Actavis's or such third party manufacturer’s other operations as are necessary or advisable in order to prepare for Actavis’s or such third party manufacturer's qualification, (B) timely making

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

all filings and taking all such other actions as are necessary or advisable to the obtaining of all Regulatory Approvals necessary for Actavis or such third party manufacturer to Manufacture Product hereunder, (C) timely causing to be transferred to the possession of Actavis or such third party manufacturer such of the equipment contemplated by Section 2.10(e) that is then owned by Salix as may be necessary to permit or facilitate the Manufacture of Product by Actavis or such third party manufacturer, as the case may be, and (D) causing Novel to timely assist in this respect by providing Actavis the necessary technology transfer, data, information and other technical assistance reasonably required by Actavis or such third party manufacturer to become qualified to Manufacture Product to be supplied hereunder (including, for the avoidance of doubt, permitting, at any time when there is reason to believe that Novel will become the subject of any of the events described in the first sentence of this Section 6.4(b), the transfer of such technology prior to the exercise of Salix’s rights under Section 6.4(b), if reasonably requested by Novel and Actavis); and (ii) Novel shall use its best efforts promptly to assist Salix to qualify Actavis or such third party manufacturer to Manufacture Product to meet Salix’s requirements and shall promptly grant to Actavis or such third party manufacturer, on a royalty-free, non-exclusive basis, such licenses, and provide to Actavis or such third party manufacturer, free of charge, such technical assistance, as Actavis or such third party manufacturer may require in order to Manufacture Product to the then-current Specifications in accordance with the then-current Manufacturing process for Product, including full technology transfer of the then-current Manufacturing processes for Product, as well as, at Salix’s option and cost, such inventories of Materials as are necessary to effect such qualification and technology transfer and enable Salix to obtain an uninterrupted supply of Product.

(c) In the event that Salix shall exercise or become entitled to exercise its right under Section 6.4(a) to require that Novel assume and thereafter perform any and all obligations of Actavis under this Agreement, or under Section 6.4(b) to require that Actavis assume and thereafter perform any and all obligations of Novel under this Agreement, and the Party assuming or to assume such obligations shall itself, before, at or after the time at which Salix exercises or becomes entitled to exercise rights as aforesaid,

(i) file or have filed in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or for arrangement or for the appointment of a receiver or trustee of Novel or of its assets,

(ii) propose or have proposed a written agreement of composition or extension of its debts,

(iii) be served or have been served with an involuntary petition against it, filed in any insolvency proceeding without such petition having been dismissed within sixty (60) days after the filing thereof,

(iv) propose or have proposed or be a party or have been a party to any dissolution or liquidation,

(v) make or have made an assignment for the benefit of its creditors, or

(vi) admit or have admitted in writing its inability generally to pay its debts as they fall due in the general course,

then Salix may terminate this Agreement immediately upon notice to Actavis and Novel.

ARTICLE VII. INDEMNIFICATION

7.1 Novel Indemnification. Novel shall indemnify Salix, Actavis, and their respective Affiliates and its and their respective directors, officers, employees and agents (the “Salix and Actavis Indemnified Parties”), and defend and hold each of them harmless, from and against any and all claims, lawsuits, losses, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Losses”) incurred by any of them in connection with, arising from or occurring as a result of (a) the breach by Novel of any of its representations or warranties set forth in this Agreement, (b) Novel’s material breach of this Agreement, (c) Novel’s negligence or willful misconduct in the performance of this Agreement, (d) the storage, release, or disposal of any hazardous or regulated material or any waste by Novel, and (e) the enforcement by any Salix and Actavis Indemnified Party of its rights under this Section 7.1, except, in each case, for those Losses for which Salix has an obligation to indemnify the Actavis and Novel Indemnified Parties pursuant to Section 7.2 or Actavis has an obligation to indemnify the Salix and Novel Indemnified Parties pursuant to Section 7.3, as to which Losses each Party shall indemnify the other Parties to the extent of its respective liability for such Losses.

7.2 Salix Indemnification. Salix shall indemnify Actavis, Novel and their respective Affiliates, and its and their respective directors, officers, employees and agents (the “Actavis and Novel Indemnified Parties”), and defend and hold each of them harmless, from and against any and all Losses incurred by any of them in connection with, arising from or occurring as a result of (a) the breach by Salix of any of its representations or warranties set forth in this Agreement, (b) Salix’s material breach of this Agreement, (c) any Third Party Claim made by any Person relating to or arising out of death, personal injury, or other product liability, related to the marketing, sale, distribution or use of the Product and caused by the product’s design or the negligence of Salix or its subcontractors, agents or predecessors in interest, (d) any failure by Salix to maintain the Marketing Authorization so that the Specifications are in full compliance with Applicable Law or to label Product in accordance with Applicable Law (excluding any such failure that is attributable to a breach by either Novel or Actavis of any of its representations, warranties, or other obligations under this Agreement) and (e) the enforcement by any Actavis and Novel Indemnified Party of its rights under this Section 7.2, except, in each case, for those Losses for which Novel has an obligation to indemnify the Salix and Actavis Indemnified Parties pursuant to Section 7.1 or Actavis has an obligation to indemnify Salix and Novel Indemnified Parties pursuant to Section 7.3, as to which Losses each Party shall indemnify the other Parties to the extent of its respective liability for such Losses.

7.3 Actavis Indemnification. Actavis shall indemnify Salix, Novel and their respective Affiliates, and its and their respective directors, officers, employees and agents (the “Salix and Novel Indemnified Parties”), and defend and hold each of them harmless, from and against any and all Losses incurred by any of them in connection with, arising from or occurring as a result of (a) the breach by Actavis of any of its representations or warranties set forth in this Agreement, (b) Actavis’s material breach of this Agreement, (c) Actavis’s negligence or willful misconduct in the performance of this Agreement, and (d) the enforcement by any Salix and Novel Indemnified Party of its rights under this Section 7.3, except, in each case, for those Losses for which Novel has an obligation to indemnify the Salix and Actavis Indemnified Parties pursuant to Section 7.1 or Salix has an obligation to indemnify the Actavis and Novel Indemnified Parties pursuant to Section 7.2, as to which Losses each Party shall indemnify the other Parties to the extent of its respective liability for such Losses.

7.4 Indemnification Procedure.

(a) Notice of Claim. The indemnified party (the “Indemnified Party”) shall give the indemnifying Party (the “Indemnifying Party”) prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of facts upon which such Indemnified Party intends to base a request for indemnification under Section 7.1, 7.2 or 7.3, but in no event shall the Indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any Losses.

(b) Third Party Claims. The obligations of an Indemnifying Party under this Article VII with respect to Losses arising from claims of any third Person that are subject to indemnification as provided for in Section 7.1, 7.2 or 7.3 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(i) Control of Defense. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of an

Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgment that the Indemnifying Party is liable to indemnify any Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party. In the event the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the Indemnifying Party all original notices and documents (including court papers) received by any Indemnified Party in connection with the Third Party Claim. Subject to clause (ii) below, if the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Losses incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party.

(ii) Right to Participate in Defense. Without limiting Section 7.4(b)(i), any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (A) the employment thereof has been specifically authorized by the Indemnifying Party in writing, (B) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 7.4(b)(i) (in which case the Indemnified Party shall control the defense), or (C) the interests of the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

(iii) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the Indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the Indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 7.4(b)(i), the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(iv) Cooperation. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(v) Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a calendar quarter basis in arrears by the Indemnifying Party, without prejudice to the Indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

7.5 Insurance.

(a)Each Party shall maintain (i) comprehensive general liability insurance with a combined single limit for bodily injury and property damage of not less than [*] United States Dollars ($[*]), (ii) product liability/completed operations coverage with a per claim limit of not less than [*] United States Dollars ($[*]), and (iii) errors and omissions coverage with a per claim limit of not less than [*] United States Dollars ($[*]) (collectively, the “Policies”). If any Policy is written on a claims-made basis, the retroactive date, if any, shall not be later than the Effective Date. In addition, such coverage shall be continued in full force from such date until the end of the Term of this Agreement and for a period of five (5) years thereafter and no Party’s Policies shall be

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

canceled or subject to a reduction of coverage or any other modification without written notice to the other Parties.

(b) Each Party shall furnish certificates of insurance for its Policies to the other Parties within ten (10) days following the Effective Date.

7.6 Limitation on Damages. EXCEPT WITH RESPECT TO THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF A PARTY OR BREACHES OF ARTICLE V, NO PARTY SHALL BE LIABLE TO ANY OTHER PARTY FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS EXCLUSION IS NOT INTENDED TO, NOR SHALL IT, EXCLUDE DAMAGES OWED TO THIRD PARTIES.

ARTICLE VIII. MISCELLANEOUS

8.1 Notices. All notices, requests and other communications hereunder must be in writing, specifically reference this Agreement in a prominent manner, and be delivered personally or by recognized international courier to the Parties at the following addresses:

If to Salix to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Attention: AVP, Pharmaceutical Development and Manufacturing

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Attention: General Counsel

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

Attention: Edward C. Britton, Esq.

If to Novel or Actavis to:

Novel Laboratories, Inc.

400 Campus Drive

Somerset, NJ 08873

Attention: President

and

Actavis Inc.

60 Columbia Road, Bldg. B

Morristown, NJ 07960

Attention:

with copies (which shall not constitute notice) to:

Actavis Inc.

60 Columbia Road, Bldg. B

Morristown, NJ 07960

Attention: Legal Department

and

Leydig, Voit & Mayer

Two Prudential Plaza

180 N. Stetson Avenue, Suite 4900

Chicago, IL 60601-6731

Attention: Steven H. Sklar, Esq.

All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, and (b) if delivered by courier to the address as provided in this Section 8.1, be deemed given upon receipt. Any Party from time to time may change its address or other information for the purpose of notices to that Party by giving notice specifying such change to the other Party hereto.

8.2 Force Majeure.

(a) Salix shall not be liable for delay or nonperformance in whole or in part (other than a failure to pay any amount due hereunder), nor shall Actavis or Novel have the right to terminate this Agreement except as otherwise specifically provided in this Section 8.2(a), where Salix’s performance has been affected by a condition beyond Salix’s reasonable control, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided that if affected by such a condition Salix shall, within [*] ([*]) days of its occurrence, give notice to Actavis and Novel stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and Salix shall use commercially reasonable efforts to remedy its inability to perform.

(b) Actavis and Novel shall not be liable for delay in delivery or nonperformance in whole or in part (other than a failure to pay any amount due hereunder), nor shall Salix have the right to terminate this Agreement except as otherwise specifically provided in this Section 8.2(b), where delivery or performance has been affected by a condition beyond the reasonable control of the affected Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorism, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority; provided that if either Actavis or Novel is affected by such a condition Actavis and Novel shall, within [*] ([*]) days of its occurrence, give notice to Salix stating the nature of the condition, its anticipated duration and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and Actavis and Novel shall use commercially reasonable efforts to remedy their inability to perform. Notwithstanding the foregoing, in the event the suspension of performance is not attributable solely to a general shortage of Materials not unique to Novel and continues for [*] ([*]) days, and such failure to perform would constitute a material breach of this Agreement in the absence of such force majeure event, Salix may terminate this Agreement immediately by written notice to Actavis and Novel; provided, however, that if Salix exercises its right to terminate the Agreement as set forth in this sentence, and Actavis and Novel then, within [*] ([*]) days after such termination, regain the ability to perform their obligations under this Agreement, then Actavis and Novel may, at such time and at its option, reinstate this Agreement and require Salix to resume purchasing Product from Actavis under the terms of this Agreement, but only at quantities up to [*] percent ([*]%) of those set forth for the applicable Calendar Years in Section 2.2(b).

8.3 Entire Agreement; Amendment.

(a)This Agreement, together with the Schedules and Exhibits attached hereto and the Settlement Agreement and the Sublicense Agreement, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded by this Agreement, the Settlement Agreement, and the Sublicense Agreement. Each Party confirms that it is not relying on any representation, warranty or undertaking of any other

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

Party except as specifically set forth in this Agreement, the Settlement Agreement, or the Sublicense Agreement.

(b) No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

8.4 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments as may be necessary or as any other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

8.5 Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, Salix, Actavis, Novel and their respective successors and permitted assigns.

8.6 Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or validity thereof (each, a “Dispute”), shall be referred to a senior executive of each Party; provided that each such senior executive is not involved in such Dispute. Such senior executives shall meet for attempted resolution of such Dispute by good faith negotiations within thirty (30) days after such Dispute is referred to such senior executives. If the Dispute remains unresolved after such thirty (30)-day negotiation period, then, at the election of any Party, such Dispute shall be decided by litigation. Any such litigation shall be pursued in accordance with Section 8.7; provided that any dispute regarding the validity, scope, enforceability, inventorship or ownership of intellectual property rights shall be submitted to a court of competent jurisdiction in the country in which such rights apply.

8.7 Governing Law; Jurisdiction; Venue; Service.

(a) This Agreement shall be governed and interpreted in accordance with the law of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

(b) Subject to Section 8.6, each Party irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of general jurisdiction of the State of

New York and the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (collectively, the “Courts”) for any action, suit or proceeding (other than appeals therefrom) concerning any matter arising out of or relating to this Agreement, and agrees not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such Courts.

(c) Each Party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Courts and hereby further irrevocably and unconditionally agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such Courts, irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such Court does not have any jurisdiction over such Party.

(d) Each Party hereto further agrees that, to the maximum extent permitted by Applicable Law, service of any process, summons, notice or document by United States registered mail to its address and contact person for notices provided for in Section 8.1 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any of the Courts.

8.8 Audit; Late Payments.

(a)Each Party shall have the right to have an independent certified public accounting firm of internationally recognized standing, and reasonably acceptable to the Party to be audited, provided with access by any other Party during normal business hours, and upon reasonable prior written notice, to examine only those records of such other Party (and its Affiliates) as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than [*] ([*]) years prior to the auditing Party's request, the correctness or completeness of any payment made or statement submitted under this Agreement. Such examinations may not (i) be conducted more than once in any [*] ([*]) month period (unless a previous audit during such [*] ([*]) month period revealed an underpayment with respect to such period or an incorrect statement submitted by the audited Party in respect of such period or the audited Party restates or revises such books and records for such period) or (ii) be repeated for any Calendar Year. Results of such audit shall (i) be (A) limited to information relating to the Product, (B) made available to all Parties in writing, and (C) subject to Article V and (ii) not reveal any specific information of the audited Party to the auditing Party other than (A) whether the audited Party is in compliance with its payment obligations under this Agreement or whether statements submitted by the audited Party under this Agreement are true and correct, as the case may be, and (B) the amount of any additional payment owed to the auditing Party or excess payment reimbursable to the audited Party or any correction to statements submitted by the audited Party under this Agreement, as the case

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

may be. Except as provided below, the cost of this examination shall be borne by the [*], unless the audit reveals a variance of more than [*] percent ([*]%) from the reported amounts, in which case the [*] shall bear the cost of the audit. Unless disputed pursuant to Section 8.8(b), if such audit concludes that additional payments were owed or that excess payments were made during such period, then the [*] shall pay the additional amounts, with interest from the date originally due as provided in Section 8.8(c), or the [*] shall reimburse such excess payments, with interest from the date of original payment as provided in Section 8.8(c), within [*] ([*]) days after the date on which such auditor’s written report is delivered to the Parties.

(b) In the event of a Dispute of any audit under this Section 8.8, the Parties shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such Dispute within thirty (30) days, the Dispute shall be resolved in accordance with Section 8.6.

(c) If any payment due to a Party under this Agreement is not paid when due, then the owing Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to the lesser of (i) one percent (1%) per month, and (ii) the maximum rate permitted by Applicable Law. Interest payable under this Section 8.8(c) shall run from the date upon which payment of the relevant principal sum became due through the date of payment thereof in full together with such interest. Notwithstanding the provisions of the preceding sentence, no interest shall be payable on payments disputed in good faith or on payments in respect of Product subject to investigation under Section 2.8(d).

8.9 Third Party Beneficiaries. Nothing in this Agreement shall be construed as giving any Person, other than the Parties hereto and their successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

8.10 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

8.11 Assignment.

(a)Except as otherwise provided herein, no Party shall have the power to assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Parties, and any such purported assignment,

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect. Notwithstanding the foregoing, any Party may, upon written notice to the other Parties but without obtaining the other Parties’ consent, assign its rights and obligations under this Agreement to any of its Majority-Controlled Affiliates, to any lender providing financing to that Party or its Affiliates for collateral security purposes, or to any successor in interest to that Party’s entire business or, in the case of Salix, to its Product business or, in the case of Novel, to its polyethylene glycol product manufacturing business, provided that (a) notwithstanding any such assignment, such Party shall remain liable for its and its assignee’s performance under this Agreement; (b) no such assignment shall in any manner limit or impair the obligations of that Party hereunder; and (c) following a transfer by a Party to its Majority-Controlled Affiliate, any subsequent transaction (other than one that would result in the transfer of this Agreement back to the assigning Party) that would cause such Majority-Controlled Affiliate to cease to be a Majority-Controlled Affiliate of such Party shall be deemed to be an assignment of this Agreement requiring consent hereunder.

(b) If the Head License is terminated in circumstances under which Salix’s right thereunder are terminated, this Agreement, and all of Salix’s rights and remedies hereunder, may, by notice given by Salix to Actavis and Novel, be assigned to Norgine, such assignment, however, to be subject to and conditioned upon Norgine’s execution of an instrument, in form and substance reasonably satisfactory to Actavis and Novel, agreeing to succeed to, and to thereafter be bound by, Salix’s duties and obligations hereunder.

8.12 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

8.13 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties herein.

8.14 Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer, employee, or joint venture relationship between the Parties. No Party shall have the right to enter into any agreements on behalf of any other Party, nor shall it represent to any Person that it has any such right or authority.

8.15 Construction. Unless the context of this Agreement otherwise requires: (a) words of any gender include each other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (d) the terms “Article,” “Section,” “Schedule,” “Exhibit” or “clause” refer to the specified Article, Section, Schedule, Exhibit or clause of this Agreement; (e) the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”; (f) the term “including” or “includes” means “including without limitation” or “includes without limitation”; and, (g) except where otherwise indicated, references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.

8.16 Remedies. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable law or otherwise available except as expressly set forth herein.

8.17 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement (and each amendment, modification and waiver in respect of it) by facsimile or other electronic transmission shall be as effective as delivery of a manually executed original counterpart of each such instrument.

8.18 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

8.19 Other Agreements.

(a) Simultaneously herewith, the Parties are entering into a Settlement Agreement with Norgine. The effectiveness of this Agreement is explicitly conditioned on the simultaneous execution and delivery of the Settlement Agreement by each of the parties thereto.

(b) Articles II and III and Section 7.5 shall become effective only upon the occurrence of the Consent Judgment Entry Date. For the avoidance of ambiguity, in the event there is no Consent Judgment Entry Date, the provisions of Articles II and III and Section 7.5 shall never become effective.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement to be effective as of the Effective Date.

SALIX PHARMACEUTICALS, INC.

By:	/s/ Carolyn J. Logan

Name:	Carolyn J. Logan

Title:	President and CEO

ACTAVIS INC.

By:	/s/ Douglas Boothe

Name:	Douglas Boothe

Title:	CEO

NOVEL LABORATORIES, INC.

By:	/s/ Veerappan S. Subramanian

Name:	Veerappan S. Subramanian

Title:	President and CEO

[SIGNATURE PAGE TO SUPPLY AGREEMENT]

Schedule 1.52

Product Active Ingredients

Schedule 1.54

Product Patents

Country	No.	Status

USA	7,169,381	Granted

USA	7,658,914	Granted

Schedule 1.68

Specifications

Schedule 2.3(a)

Non-Binding Estimate of Requirements for Calendar Year 2011

Full year estimate for Calendar Year 2011 is [*] Units. The estimate for each month during Calendar Year 2011 is [*] of that amount.

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

Schedule 2.3(c)

Full Production Lot Sizes

[*] to [*] Units per lot

[* Confidential Treatment requested; certain information omitted and filed separately with the SEC.

Schedule 2.10(a)

Current Capacity

[*] Units per year.

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.

Schedule 2.10(e)

Anticipated Equipment Needs

1. [*]		$[*]
2. [*]		$[*]
3. [*]		$[*]
4. [*]		$[*]
5. [*]		$[*]

	Total	$[*]

[*] Confidential Treatment requested; certain information omitted and filed separately with the SEC.